Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, September 4, 2024

Contact: ir@neovolta.com

NeoVolta Secures $5 Million Line of Credit, Strengthens Financial Position

San Diego, CA — NeoVolta Inc. (Nasdaq: NEOV), a leader in solar energy storage solutions, is pleased to announce the successful securing of a $5 million Line of Credit (LOC) from National Energy Modelers, Inc. This strategic financial arrangement is a significant milestone for NeoVolta, as it bolsters the company's working capital while preserving shareholder equity.

The LOC is a pure debt financing agreement with no equity component. This allows NeoVolta to advance its short-term objectives and capitalize on emerging opportunities in the residential energy sector without the risk of equity dilution for its shareholders.

"We are thrilled to secure this $5 million Line of Credit," said Steve Bond, CFO of NeoVolta. "With so many opportunities in the residential energy space, this infusion of capital will enable us to take advantage of more of them and continue to establish ourselves as the Swiss Army knife of the energy storage industry. This Line of Credit strengthens our financial foundation and positions us to pursue our growth strategy more effectively."

Importantly, pursuant to the LOC NeoVolta agreed not to utilize its Form S-3 registration statement. This means that NeoVolta cannot issue shares under the 'shelf' registration statement without the lender's consent, effectively addressing recent investor concerns about potential dilution arising from the registration statement.

The LOC will provide NeoVolta with the necessary capital to advance its strategic initiatives, ensuring that the company can continue to innovate and lead in the rapidly evolving solar storage market.

NeoVolta Inc. is a cutting-edge provider of energy storage solutions, committed to advancing the future of residential solar energy. Our innovative technologies are designed to enhance energy efficiency and sustainability, providing customers with reliable and advanced solutions for their energy needs.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in the Company’s most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in its Form 10-Q filings and in its other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

###